UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

Inspyr Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

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INSPYR THERAPEUTICS, INC.

2629 Townsgate Road #215

Westlake Village, CA 91361

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF A MAJORITY OF THE VOTING POWER OF OUR STOCKHOLDERS IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED OCTOBER 6, 2020

NOTICE IS HEREBY GIVEN to inform the holders of record of shares of our common stock, par value $0.0001 per share (“Common Stock”) of Inspyr Therapeutics, Inc., a Delaware Corporation (the “Company,” “we,” “us,” or “our”), that (i) the holder of 65,000,000 shares of our Common Stock, and the (ii) the sole holder of 5,000 shares of our Series E Convertible Preferred Stock (“Series E Stock”), with each share of Series E Stock having 100,000 votes per share on the matters contained herein, representing 51.35% of the voting power entitled to vote on the matters, has executed a written consent in lieu of a special meeting of stockholders on October 6, 2020, to approve the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

Approval of a reverse stock split whereby at the discretion of the board of directors, an amount between every two (2) up to every two hundred (200) shares of the Company’s Common Stock will be exchanged for one share of Common Stock (effectively resulting in up to a two hundred (200) for one (1) reverse split of the Common Stock;

Your vote or consent is not requested or required, and our board of directors is not soliciting your proxy. Section 228 of the Delaware General Corporation Law and the Company’s bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if shareholders holding at least a majority of the voting power sign a written consent approving the action. The written consent of a majority of the voting power of our outstanding shares of Common Stock is sufficient to approve the matters voted upon.

The enclosed information statement contains information pertaining to the matters acted upon.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO COSNSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

	By	Order of the Board of Directors

Raul Silvestre
Chief Executive Officer and Director
September 3, 2021

INSPYR THERAPEUTICS, INC.

2629 Townsgate Road #215

Westlake Village, CA 91361

INFORMATION STATEMENT

Date first mailed to stockholders: September 9, 2021

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ABOUT THIS INFORMATION STATEMENT

This information statement (the “Information Statement”) has been filed with the Securities and Exchange Commission (“SEC”) and is being mailed or otherwise furnished to the registered shareholders of Inspyr Therapeutics, Inc., a Delaware corporation (the “Company,” “we,” or “us”), solely for the purpose of informing you, as one of our shareholders, in the manner required under Regulation 14(c) promulgated under the Securities Exchange Act of 1934, as amended, that the holders of a majority of the voting power of our issued and outstanding shares of (i) Common Stock, (ii) Series D 0% Convertible Preferred Stock (“Series D Stock”), (ii) Series E Stock, and (iv) Series F Convertible Preferred Stock (“Series F Stock”), voting as a group (collectively, the “Capital Stock”), have executed a written consent approving certain corporate actions described herein. All of these corporate actions described herein have also been approved by the Company’s board of directors (“Board”). Additionally, approximately 54.14% of the issued and outstanding shares of Common Stock, voting separately as a class, have approved the corporate actions described herein.

The proposed corporate actions were approved by a joint written consent (“Written Consent”) of the Board, Ridgeway Therapeutics, Inc. (“Ridgeway”) and James Dabbs (“Dabbs”) the sole holder of all of the outstanding shares of Series E Stock, on October 6, 2020 (“Written Consent Date”). On the Written Consent Date, Ridgeway held (i) 65,000,000 shares of Common Stock and (ii) James Dabbs held 5,000 shares of Series E Stock. Ridgeway and Dabbs collectively held a majority of the voting power of our Capital Stock entitled to vote on the proposed action as of the Written Consent Date. September 7, 2021 is the record date (“Record Date”) for the determination of shareholders who are entitled to receive this Information Statement.

WHAT IS THE PURPOSE OF THE INFORMATION STATEMENT?

This Information Statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, to notify the Company’s shareholders as of the close of business on the Record Date of corporate actions taken by a majority of the voting power of the Company’s Capital Stock entitled to vote on the action. Shareholders holding a majority of the voting power of the Company’s outstanding Capital Stock have voted in favor of the proposal set forth herein.

WHO IS ENTITLED TO NOTICE?

Each holder of outstanding shares of the Company’s voting securities on the close of business on the Record Date is entitled to notice of the matter voted on by the shareholders as of the Written Consent Date. Ridgeway, as the holder of 65,000,000 shares of our Common Stock, and Dabbs, as the holder of 5,000 shares of our Series E Stock, as of the close of business on the Written Consent Date, held the authority to cast votes, which constitute in excess of fifty percent (50%) of the Company’s outstanding voting power and they have voted in favor of the proposal herein. Under Delaware law, stockholder approval may be taken by obtaining the written consent and approval of more than 50% of the holders of voting power of our Capital Stock entitled to vote, in lieu of a meeting of the shareholders.

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WHAT CONSTITUTES THE VOTING SHARES OF THE COMPANY?

As of the Written Consent Date, the Company’s securities entitled to vote on the action consisted of (i) 120,065,657 shares of Common Stock (ii) 5,000 shares of Series D Stock, (iii) 5,000 shares of Series E Stock, and (iv) 8,000 shares of Series F Stock. Each share of (i) Common Stock was entitled to one (1) vote per share, (ii) Series D Stock was entitled to eight (8) votes per share (based on the number of shares of Common Stock each share is convertible into), (iii) Series E Stock was entitled to 100,000 votes per share on the matter voted upon and disclosed in this Information Statement, and (iv) Series F Stock was entitled to vote on an as converted to Common Stock basis such that all 8,000 shares of Series F Stock would have converted into approximately 480,262,628 shares of Stock on the Written Consent Date. Only the Series E Stock contained super voting with respect to the matters voted upon hereunder. On all other matters except for those voted on pursuant to the Written Consent (a reverse stock split prior to December 31, 2022), the Series E Stock votes on an as converted basis to Common Stock. The Series E Stock is convertible into Common Stock at a conversion price of $0.30 per share as the date hereof, subject to adjustment.

WHAT CORPORATE MATTERS WERE APPROVED?

Shareholders holding a majority of our voting Capital Stock have voted in favor of the following proposal:

Approved a reverse stock split of up to two hundred (200) shares for one (1) share of common stock at the discretion of the Board to occur on or prior to October 5, 2021;

The foregoing proposal has been approved and is discussed in further detail under its respective headings below.

WHAT VOTE IS REQUIRED BY SHAREHOLDERS TO APPROVE THE PROPOSALS

No further vote is required for approval of any proposal.

APPROVAL OF THE CORPORATE ACTION

Section 228 of the Delaware General Corporation Law and the Company’s bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if shareholders holding at least a majority of the voting power, sign a written consent approving the action. The written consent of a majority of the voting power of our outstanding shares of Capital Stock is sufficient to approve these matters. We received the written consent of (i) 65,000,000 shares of Common Stock and (ii) all 5,000 shares of Series E Stock pursuant to the Written Consent. Each share of Series E Stock is entitled to 100,000 votes per share with regard to the proposal, for an aggregate of 565,000,000 votes comprised of (i) 65,000,000 votes of Common Stock by Ridgeway and (ii) 500,000,000 votes by the sole holder of Series E Stock in favor of the proposal.

OUTSTANDING VOTING SECURITIES

As of the Written Consent Date, the Company’s authorized capital consisted of 180,000,000 shares of capital stock, 150,000,000 of which were authorized as Common Stock and 30,000,000 of which were authorized as preferred stock. As of the Written Consent Date, (i) 120,065,657 shares of Common Stock were issued and outstanding, (ii) 133.8125 shares of Series A Convertible Preferred Stock were outstanding, (iii) 71 shares of Series B Convertible Preferred Stock were outstanding, (iv) 290.43148 shares of Series C Convertible Preferred Stock were issued and outstanding, (v) 5,000 shares of Series D Preferred Stock, (v) 5,000 shares of Series E Preferred Stock, and (vi) 8,000 shares of Series F Preferred Stock were issued and outstanding. Each share of outstanding (i) Common Stock is entitled to one (1) vote, (ii) Series D Preferred Stock was entitled to eight (8) votes (on an as converted to Common Stock basis based on a conversion price of $3.75 per Series D Preferred Share), (iii) Series E Preferred Stock is entitled to one hundred thousand (100,000) votes on the matter approved by the stockholders, and (iv) Series F Preferred Stock is entitled to 480,262,628 votes (on an as converted to Common Stock basis based on each share of Series F Preferred Stock converting into approximately 60,033 shares of Common Stock. Subsequent to the written consent date, the Company’s authorized capital was increased to 1,030,000,000 shares of capital stock, 1,000,000,000 of which are authorized as Common Stock. The shares of Series A, B, and C convertible Preferred Stock are not entitled to vote on the matter. The following shareholders voted in favor of the proposal via the Written Consent:

Name	Proposal No. 1	Class or Series	Number of Votes For
James Dabbs	Reverse Stock Split	Series E Preferred Stock	500,000,000 (Based on 5,000 shares of Series E Stock voting 100,000 votes per share)

Ridgeway Therapeutics, Inc.	Reverse Stock Split	Common Stock	65,000,000

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Pursuant to Rule 14c-2 under the Exchange Act, the proposal will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders. The Company anticipates that the actions contemplated herein will be effected on once the Board has made a final determination as to whether or not to consummate the Reverse Stock Split and at what ratio.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth, as of August 20, 2021 (except as stated otherwise), information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

●	each of our current directors and nominees;

●	each of our current named executive officers; and

●	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

Common Stock

Name and Address of Beneficial Owner(1)	Shares	Shares Underlying Convertible Securities (2)	Total	Percent of Class (2)
Directors and named Executive Officers
Raul Silvestre (3)	—	28,710,609	28,710,609	4.99%
Michael Cain	—	—	—	*
Scott Ogilvie	—	4	4	*
Claire Thom, PharmD	—	4	4	*
All directors and executive officers as a group (4 persons)	—	28,710,617	28,710,617	4.99%
Beneficial Owners of 5% or more
Ridgeway Therapeutics, Inc. (4)	65,000,000	—	65,000,000	11.89%
Sabby Volatility Warrant Master Fund, Ltd. (5)	—	60,671,663	60,671,663	9.99%

Series D Convertible Preferred Stock

Name and Address of Beneficial Owner(1)	Shares		Shares Underlying Convertible Securities (2)	Total	Percent of Class (2)
Beneficial Owners of 5% or more
Conor Flannery (6)	5,000	(7)	—	5,000	100%

*	Less than one percent.

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Series E Convertible Preferred Stock

Name and Address of Beneficial Owner(1)	Shares		Shares Underlying Convertible Securities (2)	Total	Percent of Class (2)
Beneficial Owners of 5% or more
James Dabbs	5,000	(8)	—	5,000	100%

*	Less than one percent.

Series F Convertible Preferred Stock

Name and Address of Beneficial Owner(1)	Shares		Shares Underlying Convertible Securities (2)	Total	Percent of Class (2)
Beneficial Owners of 5% or more
Ridgeway Therapeutics, Inc. (9)	8,000	(10)	—	8,000	100%

*	Less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is Inspyr Therapeutics, Inc., 2629 Townsgate Road #215, Westlake Village, CA 91361.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There are 546,652,289 shares of Common Stock, 5,000 shares of Series D Convertible Preferred Stock, 5,000 shares of Series E Convertible Preferred Stock, and 8,000 shares of Series F Convertible Preferred Stock issued and outstanding as of August 20, 2021.

(3)	Shares are owned by law firm under which Mr. Silvestre is a principal. Does not include 39,524,686 shares underlying debentures convertible into common stock subject to percentage ownership limitation contained in the instruments.

(4)	785 Arbor Road, Menlo Park, CA 94025. Does not include shares of Common Stock underlying outstanding Series F Convertible Preferred Stock (See Footnote 10 below).

(5)	89 Nexus Way, Camana Bay, Grand Cayman Ky1-9007, Cayman Islands. Does not include 156,663,589 shares underlying warrants and debentures convertible into common stock securities subject to beneficial ownership limitations contained in the instruments.

(6)	4085 Campbell Ave. #150, Menlo Park, CA 94025.

(7)	The Series D Preferred Stock votes on an as converted to Common Stock basis with a current conversion price on the Record Date of $3.75 per share, subject to adjustment.

(8)	The Series E Convertible Preferred Stock votes on an as converted to Common Stock basis with a current conversion price on the Record Date of $0.30 per share, subject to adjustment. With regard to the vote of a reverse stock split to occur on or prior to December 31, 2022, the Series E Convertible Preferred Stock votes at a rate of 100,000 votes per share

(9)	785 Arbor Road, Menlo Park, CA 94025.

(10)	The Series F Convertible Preferred Stock votes on an as converted to Common Stock basis and converts into Common Stock such that upon full conversion, the holder will own 80% of the issued and outstanding Common Stock of the Company.

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INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None of our officers, directors or any of their respective affiliates has any interest in any of the matters to be acted upon, as set forth in this Information Statement.

PROPOSAL NO. 1

REVERSE STOCK SPLIT OF COMMON SHARES

General Information Regarding Reverse Stock Split

The Board and a majority of the voting power of our capital stock have approved a proposal to amend our amended and restated Certificate of Incorporation (“Certificate”) to authorize our Board to effect a Reverse Stock Split of all of our issued and outstanding Common Stock at a ratio of not less than 1-for-2 and not more than 1-for-200, with our Board having the discretion as to whether or not the Reverse Stock Split is to be effected, when such Reverse Stock Split would be effected (on or prior to October 5, 2021) and the exact ratio of the Reverse Stock Split to be set at a whole number within the above range as determined by our Board in its sole discretion. The Board believes that the availability of alternative reverse split ratios will provide it with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining whether to implement the Reverse Stock Split, our Board may consider, among other things, factors such as:

●	the historical trading price and trading volume of our Common Stock;

●	the then prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

●	the anticipated impact of the Reverse Stock Split on our ability to raise additional financing;

●	the ability of the Company to list its common stock for trading on the OTCQB.

●	the remaining number of authorized shares of Common Stock available for issuance pursuant to our obligations under outstanding debentures, warrants, options, and other convertible securities.

●	which alternative split ratio would result in the greatest overall reduction in our administrative costs; and

●	prevailing general market and economic conditions.

If the Board determines that effecting the Reverse Stock Split is in the best interest of the Company, the Reverse Stock Split will become effective upon the filing of an amendment to our Certificate with the Secretary of State of the State of Delaware. The amendment filed thereby will set forth the number of issued and outstanding shares to be combined into one share of our Common Stock within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our issued and outstanding Common Stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.

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Principal Reasons for Reverse Stock Split

The Board believes that it is advisable and in the best interests of the Company and its shareholders to effect the Reverse Stock Split in order to reduce the number of issued and outstanding shares of capital stock. The Company believes that an increased market price of its stock will encourage interest and trading in the stock and would, at the discretion of the Board, and provided that the Company meets the other listing requirements, allow the Company to list its securities on the OTCQB tier instead of the pinksheets of the OTC Markets, where it currently trades. In the event that the Company is able to list its securities on the OTCQB, the Board believes that listing its Common Stock on a more established market like the OTCQB, will increase the liquidity of the Company’s shares as well as provide the Company with flexibility to file and effect resale registration statements for securities that the Company may sell in private placements in the future. Further, due to the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low priced (sub-penny) stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Effect of Reverse Stock Split

The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s proportion voting power or percentage ownership interest of the Company, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional of a share which shall be rounded up the next whole share as discussed below.

The Reverse Stock Split will not affect the number of shares of Common Stock that we are authorized to issue, but will reduce the number of shares each Company shareholder held prior to the Reverse Stock Split, if and when it occurs. As of August 20, 2021 the Company was authorized to issue 1,000,000,000 shares of Common Stock, par value $0.0001 and 30,000,000 shares of preferred stock, par value $0.0001. Of this amount, (i) 546,652,289 shares of Common Stock were issued and outstanding, (ii) 133.8125 shares of Series A Convertible Preferred Stock were outstanding, (iii) 71 shares of Series B Convertible Preferred Stock were outstanding, (iv) 290.43148 shares of Series C Convertible Preferred Stock were issued and outstanding, (v) 5,000 shares of Series D Preferred Stock were issued and outstanding, (vi) 5,000 shares of Series E Preferred stock were issued and outstanding, and (vii) 8,000 shares of Series F Preferred Stock were issued and outstanding. As of the Written Consent Date, each share of outstanding (i) Common Stock was entitled to 1 vote, (ii) Series D preferred Stock was entitled to approximately 0.26 votes, (iii) Series E Preferred Stock was entitled to 100,000 votes, and (iv) Series F Preferred Stock was entitled to 60,033 votes to approve the Reverse Stock Split. The Series A, B, and C Convertible Preferred Stock are not entitled to vote on the Reverse Stock Split.

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Upon completion of the of the Reverse Stock Split, the Company will be authorized to issue 1,000,000,000 shares of Common Stock, par value $0.0001, and 30,000,000 shares of preferred stock, par value $0.0001. Of this amount, it is estimated that (i) 2,733,262 shares of Common Stock, (ii) warrants to purchase 35 shares of Common Stock at an average exercise price of $20,333, and (iii) options to purchase 9 shares of Common Stock at an average exercise price of $1,272,633 will be outstanding upon completion of the Reverse Stock Split assuming the maximum reverse split. The table below summarizes the potential minimum and maximum Reverse Stock Split information:

	Pre-Reverse Stock Split	Post-Reverse Stock Split*
1-For-2 Reverse Stock Split
Common Stock – Issued and Outstanding	546,652,289	273,326,145
Common Stock – Authorized	1,000,000,000	1,000,000,000
Common Stock – Available for future issuance	453,347,711	726,673,855
Preferred Stock – Issued and Outstanding	18,495.2440	18,495.2440
Preferred Stock – Authorized	30,000,000	30,000,000
Preferred Stock – Available for future issuance	29,981,504.76	29,981,504.76
1-For-200 Reverse Stock Split
Common Stock – Issued and Outstanding	546,652,289	2,733,262
Common Stock – Authorized	1,000,000,000	1,000,000,000
Common Stock – Available for future issuance	453,347,711	997,266,738
Preferred Stock – Issued and Outstanding	18,495.2440	18,495.2440
Preferred Stock – Authorized	30,000,000	30,000,000
Preferred Stock – Available for future issuance	29,981,504.76	29,981,504.76

*	Number of shares issued and outstanding are approximate as the figures do not take into account issuances required for fractional shares.

Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares will be entitled to receive an additional share by rounding up to the nearest whole number of shares.

Potential Anti-Takeover Effects

The Reverse Stock Split will have the effect of increasing the proportion of unissued authorized shares to issued shares.  Under certain circumstances this may have an anti-takeover effect.   These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of the Board, including a transaction that may be favored by a majority of our shareholders or in which our shareholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in the Board or such a transaction.

Although an increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have a potential anti-takeover effect, the Reverse Stock Split is not in response to any effort of which we are aware to accumulate the shares of our Common Stock or obtain control of the Company.  There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use additional authorized shares of for any future acquisition, merger or consolidation.

Board Discretion to Implement or Abandon Reverse Stock Split

The Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split (with an exchange ratio determined by Board as described above) is in the best interest of our Company and its stockholders. Such determination shall be based upon certain factors, including, but not limited to, existing and expected marketability and liquidity of our Common Stock, the number of remaining authorized shares of Common Stock, and the expense of effecting the Reverse Stock Split. Notwithstanding approval of the Reverse Stock Split by our shareholders, the Board may, in its sole discretion, abandon the proposal and determine, prior to the effectiveness of any filing with the Secretary of State of the State of Delaware, not to effect the Reverse Stock Split. If the Board fails to implement the Reverse Stock Split on or prior to October 5, 2021, stockholder approval again would be required prior to implementing any Reverse Stock Split.

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Effective Date

The Board of Directors will have discretion as to whether or not to effect the Reverse Stock Split at any time on or prior to October 5, 2021. If implemented by the Board, the Reverse Stock Split would become effective upon the filing of an amendment to our Certificate with the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the Reverse Stock Split ratio determined by the Board within the limits set forth in this proposal.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of Common Stock but by virtue of the total number of shares decreasing, it will increase the number of shares available for future issuance for corporate needs such as equity financing, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company. The Board believes that such increase in available shares for future issuance as a result of the Reverse Stock Split will assist in the funding of our future operations. It will also provide us with greater flexibility in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval to increase our authorized capital.

Other Effects

If approved, the Reverse Stock Split may result in some stockholders owning “odd-lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the Reverse Stock Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “Exchange Agent.” Holders of pre-Reverse Stock Split shares (“Old Shares”) will be asked to surrender to the Exchange Agent certificates representing the Old Shares in exchange for certificates representing post-Reverse Stock Split shares (“New Shares”) in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

No Appraisal Rights

Under applicable Delaware law, our stockholders are not entitled to dissenter’s or appraisal rights with respect to the Reverse Stock Split and we would not independently provide our stockholders with any such right.

Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences of the proposed Reverse Stock Split to holders of our Common Stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the proposed Reverse Stock Split.

This discussion is limited to holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to special rules or to holders that are partnerships for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the proposed Reverse Stock Split.

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Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock who is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The proposed Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the proposed Reverse Stock Split. Accordingly, the aggregate tax basis in the New Shares should equal the aggregate tax basis in the Old Shares (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the New Shares should include the holding period for the Old Shares.

A U.S. holder who receives cash in lieu of a fractional share of our Common Stock pursuant to the proposed Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Old Shares that is allocated to such fractional share of our common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the Old Shares for more than one year as of the effective date of the proposed Reverse Stock Split. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our Common Stock by a U.S. holder pursuant to the proposed Reverse Stock Split unless such U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to backup withholding on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Generally, a non-U.S. holder will not recognize any gain or loss upon the proposed Reverse Stock Split. In particular, any gain or loss realized with respect to cash received in lieu of a fractional share generally will not be subject to U.S. federal income or withholding tax unless (a) such gain or loss is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), (b) the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the proposed Reverse Stock Split and certain other conditions are met, or (c) our common stock constitutes a U.S. real property interest by reason of our status as U.S. real property holding corporation for U.S. federal income tax purposes.

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Gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A non-U.S. holder described in clause (b) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain realized with respect to cash received in lieu of a fractional share, which may be offset by certain U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States. With respect to clause (c) above, we believe we are not currently and do not anticipate becoming a U.S. real property holding corporation. If we are or have been a U.S. real property holding corporation, any gain realized with respect to cash received in lieu of a fractional share may be treated as effectively connected with the conduct a trade or business in the United States subject to U.S. federal income tax and the cash proceeds may also be subject to a 10% withholding tax.

Information Reporting and Backup Withholding.  In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the proposed Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements as such term is defined by the U.S. Securities and Exchange Commission in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other of our filings with the Securities and Exchange Commission.

By Order of the Board of Directors
Of Inspyr Therapeutics, Inc.

/s/ Raul Silvestre
Raul Silvestre
Chief Executive Officer

September 7, 2021

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